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							       Exhibit 21


			  Ohio Casualty Corporation
			  Subsidiaries of Registrant
			   as of December 31, 2003





Name of Subsidiary                                    State of Incorporation


The Ohio Casualty Insurance Company                               Ohio

West American Insurance Company                                Indiana

Ohio Casualty of New Jersey, Inc.                                 Ohio

Ohio Security Insurance Company                                   Ohio

American Fire and Casualty Company                                Ohio

Avomark Insurance Company                                      Indiana

Ocasco Budget, Inc.                                               Ohio

Avomark Insurance Agency, LLC                                     Ohio

Ohio Life Brokerage Services, Inc.                            Kentucky

OCI Printing, Inc.                                                Ohio

Ocasco Securities Corporation                                     Ohio